[Letterhead of Robert Moe & Associates, P.S. Omitted]


                                                              September 19, 1996

Securities and Exchange Commission
Washington, D.C. 20549

                 RE:  Startech Environmental Corporation

We were terminated as auditor for Startech Environmental Corporation and as part of our professional obligation we make the following statements.

     1) We are not aware of any information or facts that would impair the integrity of management of Startech Environmental Corporation

     2)   We have no disagreements with management as to:

          a)   Accounting principles

          b)   Auditing procedures

          c)   Other similarly significant matters

     3) The reason for the change of auditors is for geographical and time zone difference.

     4) We are not aware of any reason why a new auditor should not accept the engagement.

If you have any questions, please let me know.

                                        Sincerely,
                                        ROBERT MOE & ASSOCIATES, P.S.

                                        /S/  ROBERT E. MOE
                                        ----------------------------------------
                                             Robert E. Moe

REM:sb
cc:  Startech Environmental Corporation
      Michael T. Novosel, CPA